CFO Employment Agreement

1)

Position: Park City Group (the Company) hereby appoints Todd Mitchell to the position of Chief Financial Officer (CFO) of the Company, with such duties, authority and responsibilities as are normally associated with such position as determined by Randall Fields, the Chief Executive Officer (CEO) of the Company.

2)

Compensation and Related Matters:

a.

Base Salary: The Company will pay the CFO an annual base salary of $225,000, payable in installments in the Company’s regular payroll periods.

b.

Signing Bonus: The Company will provide the CFO with a bonus constituting of unvested restricted common stock in the Company (Bonus Equity) with a value of $450,000 based on the Company’s stock price on the date of the signing of this agreement (the Effective Date).

i.

25% of the Bonus Equity received will vest one-year after the Effective Date, and every one year anniversary thereafter provided the CFO is employed by the Company.

ii.

In the event of a Change in Control the vesting of any unvested Bonus Equity shall be accelerated and vested as of the effective date of such Change in Control.

iii.

A “Change in Control” is defined as the sale or transfer of the CEO’s Company Equity such that the CEO relinquishes his ownership interest and control of the Company, and/or the sale of substantially all of the assets or stock of the Company whether though merger, acquisition, reorganization, or consolidation.

c.

Performance Bonus: The CFO will be eligible to receive and annual discretionary bonus on account of the CFO’s performance to be determined by the CEO based on the CFO’s job performance and the success of the company.

d.

Benefits and Business Expenses: The CFO will be eligible to participate in all social benefits provided by the Company including Healthcare, 401K, and will be reimbursed by the Company for all expenses incurred in the roll of CFO as determined appropriate by the CEO.

3)

Early Termination: The Company may terminate the CFO “at will” prior the end of the initial two year Term of this Agreement provided the Company provides the CFO with a cash severance payment of $100,000. The CFO will also retain any portion of the Company Equity received as a Signing Bonus which has vested.

4)

Indemnification: The Company agrees to indemnify the CFO if the CFO is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the CFO is or was a trustee, director, officer, CFO, agent or employee of the Company, and against all Expenses incurred or suffered by the CFO in connection therewith.

Randall K Fields (CEO)

Signed: /s/ Randall Fields                                                                Date: September 28, 2015

Todd Mitchell (CFO)

Signed: /s/ Todd Mitchell                                                                Date: September 28, 2015